Exhibit 99.1

The Middleby Corporation Reports Third Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--November 7, 2017--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing and residential kitchen industries, today reported net sales and earnings for the third quarter ended September 30, 2017. Net earnings for the third quarter were $74,671,000 or $1.31 per share on net sales of $593,043,000 as compared to the prior year third quarter net earnings of $75,851,000 or $1.33 per share on net sales of $574,224,000.

2017 Third Quarter Financial Highlights

  Net sales increased 3.3% compared to the prior year third quarter. Sales related to recent acquisitions added $28.6 million or 5.0%, in the third quarter. The impact of foreign exchange rates on foreign sales translated into U.S. Dollars increased net sales by approximately $2.3 million, or 0.4%, during the third quarter. Excluding the impact of foreign exchange and acquisitions, sales decreased 2.1% during the third quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased by $23.2 million, or 7.0%, to $354.8 million in the third quarter as compared to $331.6 million the prior year third quarter. During fiscal 2017, the company completed the acquisitions of Sveba Dahlen and QualServ. Excluding the impact of these acquisitions, sales increased 0.9% in the third quarter, or 0.5% excluding the impact of foreign exchange.
  Net sales at the company’s Food Processing Equipment Group increased by $4.7 million, or 5.7%, to $86.9 million in the third quarter as compared to $82.2 million the prior year third quarter. During fiscal 2017, the company completed the acquisitions of Burford and CVP Systems. Excluding the impact of these acquisitions, sales decreased 4.4% in the third quarter, or 5.2% excluding the impact of foreign exchange.
  Net sales at the company’s Residential Kitchen Equipment Group decreased by $9.2 million, or 5.7%, to $151.3 million in the third quarter as compared to $160.5 million in the prior year third quarter. Excluding the impact of foreign exchange, sales decreased 6.0%.
  Gross profit in the third quarter decreased to $228.5 million from $231.7 million. The gross margin rate decreased to 38.5% from 40.4% for the third quarter, reflecting lower margins at the recent acquisitions and less favorable product mix at the Commercial Foodservice Equipment Group.
  Operating income decreased 2.6% in the third quarter to $118.3 million from $121.4 million in the prior year quarter. Operating income during the third quarter of 2017 included $4.2 million of restructuring charges included cost reduction initiatives primarily related to headcount reductions at the Commercial Foodservice, Food Processing and Residential Kitchen Equipment Group, as compared to $1.1 million in charges in the third quarter of 2016.
  Non-cash expenses included in operating income during the third quarter of 2017 amounted to $16.6 million, including $7.5 million of depreciation and $9.1 million of intangible amortization.
  Other income in the quarter was $1.1 million compared to $3.2 million of other expense in the prior year quarter, consisting mainly of foreign exchange gains and losses.
  The provision for income taxes during the third quarter amounted to $38.1 million, at an effective rate of 33.8%, as compared to a $36.0 million provision at a 32.2% effective rate in the prior year quarter.
  Net earnings per share decreased 1.5% to $1.31 in the third quarter as compared to $1.33 in the prior year quarter. Net earnings in the current third quarter were reduced by restructuring expenses. The impact of these items reduced earnings per share by $0.05 and $0.01 in the 2017 and 2016 third quarter periods, respectively.
  Net debt, defined as debt less cash, at the end of the third quarter amounted to $869.0 million as compared to $663.6 million at the end of the fiscal 2016. Third quarter debt reflected the funding of the Burford, CVP Systems, Sveba Dahlen and QualServ acquisitions completed in the current year. Additionally, during the third quarter the company repurchased approximately 1.7 million shares of Middleby common stock in the amount of $200.4 million under its stock repurchase program.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “At the Commercial Foodservice Equipment Group, sales grew at a slower rate due to the timing of purchases from our major restaurant chain customers. We have a healthy pipeline of future opportunities with existing and new large chain customers and remain confident these opportunities will translate into future revenues. The pipeline of innovative products is also strong, positioning us for long-term growth as we provide solutions addressing changing market trends and allowing for further expansion in developing international markets.”

“We added several leading brands to our Commercial Foodservice Equipment Group with the recent strategic acquisitions of Globe and QualServ,” Mr. Bassoul continued. “Globe has a market leading position in slicers and mixers and has deep relationships with our existing dealer partners. We believe there are significant opportunities for Globe to expand internationally and in the retail supermarket segment as Middleby increases its product offerings, including Globe products, targeting this market. QualServ provides a recognized brand with leading capabilities for manufacturing kitchen fabrication. We believe QualServ has substantial growth opportunities offering customized fabricated equipment solutions incorporating preparation, holding and warming technologies from other Middleby brands, which will be a unique product offering to the market through our strategic dealer partners.”

“At the Food Processing Equipment Group, revenue growth has been impacted by delays of several anticipated larger orders and this is expected to impact the remainder of the year. We continue to be involved in working with customers in development projects for new facilities in emerging markets and production expansion and upgrades of existing plants. However, with this segment, timing of orders on large projects can result in significant revenue fluctuations from quarter to quarter.”

Mr. Bassoul continued, “At our Residential Kitchen Equipment Group, the third quarter sales decline reflects the impact of lower revenues at the AGA Group due to acquisition integration initiatives. In an effort to simplify those businesses and reduce costs, we have eliminated unprofitable products and reduced price discounting for non-core business within that group. At Viking our new products are receiving outstanding reviews and our sales team and partners are very excited about how they are being received in the market place. Additionally, we have continued to make significant investments in the Viking brand with the establishment of two residential brand centers in New York and Chicago, updating displays of new products at our dealer partner showrooms and the addition of company sales personnel. We believe we are positioned to return to growth at the Viking brand, however in the current quarter we continued to realize a sales decline as we overcome the impact of the prior year product recall and legacy issues related to products manufactured during the previous ownership.”

Mr. Bassoul added, “Despite top-line challenges, we continued to maintain and expand our industry leading profit margins at all three business segments. Through our enhanced focus on product innovation, pricing discipline and operational excellence we expanded our EBITDA margins despite short-term revenue declines and the near-term dilutive effect from acquisitions. Our profit margins in the quarter were also impacted by professional fees which amounted to over $7 million, primarily associated with the substantial acquisition activities that occurred during the second and third quarters. We continue to execute on initiatives to integrate recently acquired businesses and leverage synergies across our residential platform. These opportunities along with an improving top-line outlook, provide for continued margin expansion for Middleby as we enter into 2018.”

Conference Call

A conference call will be held at 10 a.m. Central time on Wednesday, November 8 and can be accessed by dialing (888) 391-6937 or (315) 625-3077 and entering conference code 6897766#. The conference call is also accessible through the Investor Relations section of the company website at www.middleby.com. A replay of the conference call will be available two hours after the conclusion of the call by dialing (855) 859-2056 and entering conference code 6897766#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Bear Varimixer®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, frifri®, Follett®, Giga®, Globe®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, L2F®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, QualServ®, Southbend®, Star®, Sveba Dahlen®, Toastmaster®, TurboChef®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker® Thermal Solutions®, Burford®, Cozzini®, CVP Systems®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Brigade®, Falcon®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, TurboChef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	3rd Qtr, 2017	3rd Qtr, 2016	3rd Qtr, 2017	3rd Qtr, 2016
Net sales	$593,043	$574,224	$1,702,683	$1,671,035
Cost of sales	364,524	342,496	1,030,106	1,009,032

Gross profit	228,519	231,728	672,577	662,003

Selling, general & administrative	106,044	109,140	325,710	334,131
Restructuring expenses	4,218	1,149	17,437	8,145
Gain on sale of plant	-	-	(12,042)	-

Income from operations	118,257	121,439	341,472	319,727

Interest expense and deferred financing amortization, net	6,550	6,440	18,057	17,775

Other (income) expense, net	(1,068)	3,152	1,101	(1,486)

Earnings before income taxes	112,775	111,847	322,314	303,438

Provision for income taxes	38,104	35,996	99,372	100,158

Net earnings	$74,671	$75,851	$222,942	$203,280

Net earnings per share:

Basic	$1.31	$1.33	$3.91	$3.56

Diluted	$1.31	$1.33	$3.91	$3.56
Weighted average number shares:

Basic	56,810	57,022	57,070	57,032

Diluted	56,810	57,022	57,070	57,032

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Sep 30, 2017	Dec 31, 2016
ASSETS

Cash and cash equivalents	$81,726	$68,485
Accounts receivable, net	336,805	325,868
Inventories, net	425,932	368,243
Prepaid expenses and other	46,550	42,704
Prepaid taxes	10,512	6,399
Total current assets	901,525	811,699

Property, plant and equipment, net	275,365	221,571
Goodwill	1,158,654	1,092,722
Other intangibles, net	786,352	696,171
Long-term deferred tax assets	45,225	51,699
Other assets	34,022	43,274

Total assets	$3,201,143	$2,917,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$5,192	$5,883
Accounts payable	144,474	146,921
Accrued expenses	316,983	335,605
Total current liabilities	466,649	488,409

Long-term debt	945,516	726,243
Long-term deferred tax liability	108,190	77,760
Accrued pension benefits	325,127	322,988
Other non-current liabilities	44,159	36,418

Stockholders’ equity	1,311,502	1,265,318

Total liabilities and stockholders’ equity	$3,201,143	$2,917,136

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations
(847) 429-7756
or
Tim FitzGerald, Chief Financial Officer,
(847) 429-7744